SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2014

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.03	Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year

Following approval by its stockholders at the Special Meeting (as discussed below), on December 4, 2014, International Stem Cell Corporation (the “Company”) filed a Certificate of Amendment to its Certificate of Incorporation to increase the aggregate number of shares of common stock which the Company will have authority to issue from 600,000,000 shares to 720,000,000 shares.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company held a Special Meeting of Stockholders on December 4, 2014. The stockholders considered two proposals, each of which is described in more detail in the Company’s definitive proxy statement dated October 29, 2014.

Proposal 1:	Approval of amendment to the Company’s Certificate of Incorporation to increase the number of authorized share of common stock from 600 million to 720 million (shares of common stock and all classes of preferred stock voting together):

FOR	AGAINST	ABSTAIN
242,700,641	23,092,880	1,513,568

Broker Non-Votes: none

The foregoing proposal was approved.

Proposal 2:	Approval of amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of not less than one-for-fifty and not greater than one-for-one-hundred-fifty, with the exact ratio to be set within such range in the discretion of the Board of Directors without further approval or authorization of the Company’s stockholders, provided that the Board of Directors determines to effect the reverse stock split of the common stock and such amendment is field with the Secretary of State of Delaware no later than September 30, 2015 (shares of common stock and all classes of preferred stock voting together):

FOR	AGAINST	ABSTAIN
249,575,182	16,860,004	829,900

Broker Non-Votes: none

The foregoing proposal was approved.

Item 9.01	Financial Statements and Exhibits

(d.)	Exhibits

3.1	Certificate of Amendment to Certificate of Incorporation

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Jay Novak
Jay Novak
Chief Financial Officer

Dated: December 5, 2014